Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year Results, Presents Financial Guidance
and Announces an Increased Dividend

TEANECK, N.J., August 27, 2018 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its fourth quarter and fiscal year ended June 30, 2018, presented financial guidance for the new fiscal year and announced a planned increase in its quarterly dividend.

Highlights for the June 2018 quarter (compared to the June 2017 quarter)

–	Net sales of $212 million, an increase of $17 million, or 9%

–	Net income of $22 million, an increase of $7 million, or 44%

–	Diluted EPS of $0.55, an increase of $0.17, or 45%

–	Adjusted EBITDA of $33 million, an increase of $4 million, or 12%

–	Adjusted diluted EPS of $0.46, an increase of $0.07, or 18%

Highlights for the June 2018 year (compared to the June 2017 year)

–	Net sales of $820 million, an increase of $56 million, or 7%

–	Net income of $65 million, a slight increase over the prior year

–	Diluted EPS of $1.61, equal to the prior year

–	Adjusted EBITDA of $129 million, an increase of $9 million, or 7%

–	Adjusted diluted EPS of $1.74, an increase of $0.23, or 15%

Guidance for the June 2019 year, compared to the June 2018 year

–	Net sales of $850 - $875 million, an increase of $30 - $55 million, or 4% - 7%

–	Net income of $64 - $66 million, a decrease of $1 million to an increase of $1 million, or (2)% - 1%

–	Diluted EPS of $1.57 - $1.62, a decrease of $0.04 to an increase of $0.01, or (2)% - 1%

–	Adjusted EBITDA of $129 - $131 million, an increase of $0 - $2 million, or 0% - 2%

–	Adjusted diluted EPS of $1.72 - $1.77, a decrease of $0.02 to an increase of $0.03, or (1)% - 2%

Quarterly dividend expected to increase by 20%, to $0.12 per share, effective with the December 2018 dividend payment.

COMMENTARY

“The positive finish to the fiscal year shows the momentum of our business as we start our new fiscal year,” said Jack Bendheim, Phibro's Chairman, President and Chief Executive Officer. “For the fourth quarter, consolidated sales grew 9% and adjusted EBITDA grew 12%. For the full year, consolidated sales and adjusted EBITDA each grew 7%. For the year, the Animal Health segment saw 21% international sales growth, demonstrating the international expansion of our existing portfolio. Overall, Animal Health sales grew 7% for the full year, as the international growth was offset by a domestic decline due to reduced volumes of medically important antimicrobials, customer order patterns for certain products and a continued weak dairy industry. Animal Health’s adjusted EBITDA margin expanded to 26.7% of sales for the year, due to favorable product mix. The Mineral Nutrition segment saw good profitability growth for the full year.”

“Our longer-term strategy in Animal Health is to focus on the profitable growth of our portfolio, led by nutritional specialties and vaccines.  In fiscal 2019, we are in a strong position to make strategic investments in our business that we expect will lead to longer-term, broader growth in the future.  These investments will include:

-	New development, additional registrations and increased volumes of our existing nutritional specialties and vaccines technologies;
-	Developing the nutritional specialties category with new technologies from outside Phibro;
-	Investments in developing additional vaccines production capacity at our newly acquired Ireland facility to enable regional expansion; and
-	In-licensing of novel technologies in the companion animal space, where we see unmet needs.”

“We expect it will be approximately 18 to 24 months before we see the commercial fruits of these investments. We believe these investments are more prudent at this time than focusing on the acquisition of existing businesses. These investments underline our confidence in our business, our technologies and capabilities and our people,” said Mr. Bendheim.

“Because these investments require significant P&L expense dollars to develop future growth opportunities, our earnings guidance for fiscal 2019 is approximately even with fiscal 2018, despite strong sales growth and gross profit improvement. Our fiscal 2019 financial guidance shows consolidated sales growth of 4% to 7%, with adjusted gross profit improving by 5% to 9%. We expect the Animal Health segment’s sales growth and favorable product mix will drive the gross profit improvement. Offsetting the sales growth and gross profit improvement, we expect 10% to 14% growth in selling, general and administrative expenses, in large part related to spending on future growth initiatives. As a result, we expect fiscal 2019 adjusted EBITDA to be approximately the same as or slightly better than the prior year.”

“While we see good momentum in our business, we also recognize pressures on our customers from the potential ongoing disruption of international trade and from the volatility of certain international economies and currencies,” said Mr. Bendheim.

“We also are pleased to announce a planned 20% increase in our dividend. The increase reflects the consistent positive cash flow of the business and the strength of our balance sheet,” added Mr. Bendheim.

QUARTERLY RESULTS

Net sales

Net sales of $211.8 million for the three months ended June 30, 2018, increased $17.0 million, or 9%, as compared to the three months ended June 30, 2017. Animal Health, Mineral Nutrition and Performance Products grew $9.1 million, $7.5 million and $0.4 million, respectively.

Animal Health

Net sales of $137.7 million for the three months ended June 30, 2018, grew $9.1 million, or 7%. Net sales of MFAs and other grew $7.9 million, or 9%, on continued growth across most international regions, notably due to additional penetration in the cattle sector plus the incremental benefit of a recent acquisition. Domestic net sales of MFAs and other were approximately level with the prior year. Net sales of nutritional specialty products grew $0.1 million, or less than 1%, as continuing growth in the poultry segment was offset by reduced sales to the dairy sector due to weak industry conditions. Net sales of vaccines grew $1.1 million, or 7%, primarily due to volume growth in international markets.

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Mineral Nutrition

Net sales of $60.3 million increased $7.5 million, or 14%, for the three months ended June 30, 2018. The increased revenue was driven by higher average selling prices, consistent with the underlying raw material commodity price increases. Volumes were similar as compared to the three months ended June 30, 2017.

Performance Products

Net sales of $13.8 million increased $0.4 million, or 3%, for the three months ended June 30, 2018, due to increased volumes of personal care ingredients and higher average selling prices of copper-based products, partially offset by lower volumes of copper-based products.

Gross profit

Gross profit of $67.5 million for the three months ended June 30, 2018, increased $4.4 million, or 7%, as compared to the three months ended June 30, 2017. Gross profit decreased to 31.9% of net sales for the three months ended June 30, 2018, as compared to 32.4% for the three months ended June 30, 2017. Animal Health gross profit increased $5.0 million due to volume growth and favorable product mix. Mineral Nutrition gross profit decreased $0.6 million, driven by unfavorable product mix and reduced margins. Performance Products gross profit was in-line with the prior year as volume growth was offset by unfavorable product mix.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $41.4 million for the three months ended June 30, 2018, increased $1.8 million, or 5%, as compared to the three months ended June 30, 2017. SG&A for the three months ended June 30, 2018 and 2017, included gains of $0.5 million and $1.0 million, respectively, from the net effect of acquisition-related adjustments to contingent consideration and impairments of intangible assets. Without the effect of the gains, SG&A increased $1.3 million, or 3%.

Animal Health, Mineral Nutrition and Performance Products SG&A was $0.9 million below the prior year, primarily on the timing of various expenses. Corporate expenses increased $2.2 million, due to increased development costs, higher professional fees and $0.3 million of stock-based compensation expense in the current year.

Interest expense, net

Interest expense, net of $2.7 million for the three months ended June 30, 2018, decreased $0.5 million, or 16%, as compared to the three months ended June 30, 2017. Interest expense decreased $0.1 million compared to the prior year, primarily due to lower interest rates in the new Credit Facilities completed in June 2017. Interest income improved $0.4 million due to higher rates earned on short-term investments.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended June 30, 2018, amounted to net gains of $0.1 million, as compared to net losses of $0.5 million for the three months ended June 30, 2017. Foreign currency gains and losses primarily arise from intercompany balances and international short-term investments.

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Provision (benefit) for income taxes

The United States government enacted comprehensive income tax legislation (the “Tax Act”) in December 2017. The Tax Act makes broad and complex changes to United States income tax law and includes numerous elements that affect the Company, including a reduced federal corporate income tax rate and changes to business-related exclusions, deductions and credits. Our provision for income taxes reflects a statutory 28.1% weighted-average federal income tax rate and other elements of the Tax Act in effect for the year ended June 30, 2018. The statutory federal income tax rate will be 21.0% for the year ending June 30, 2019. The Tax Act also has consequences related to our international operations.

We have substantially completed our analysis and accounting for the Tax Act and have recorded the effects thereof. However, the ultimate financial statement effects of the Tax Act could differ from the amounts we have recognized due to additional information that becomes available, changes in regulations or interpretations, legislative action to address questions around the Tax Act or changes in accounting standards for income taxes or related interpretations. As such, the amounts we have recorded are provisional and we could adjust such amounts in the future if additional new information so requires.

The provision for income taxes, effective income tax rate and certain income tax items for the three months ended June 30, 2018 and 2017, are reflected in the table below:

For the Three Months Ended June 30	2018	2017
	(in thousands, except percentages)

Provision (benefit) for income taxes	$1,408	$1,841

Effective income tax rate	6.0%	10.7%

Certain income tax items

Benefit from exercised employee stock options	$(376)	$(1,654)

Mandatory toll charge	(3,846)	-

Adjustment to domestic deferred tax assets	(161)	-

Reduction of foreign deferred tax assets	156	-

Recognition of foreign tax credits	(565)	-

Release of unrecognized tax benefits	(236)	(500)

Release of foreign valuation allowance	-	(338)

Total	$(5,028)	$(2,492)

Provision (benefit) for income taxes, excluding certain items	$6,436	$4,333

Effective income tax rate, excluding certain items	27.4%	25.1%

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The provision for income taxes for the three months ended June 30, 2018, reflects adjustments to provisional amounts originally recorded for the three and six months ended December 31, 2017, and reflects the completion of our analysis and additional information and guidance that became available subsequent to the original calculations. The adjustments included the mandatory toll charge, adjustment to domestic deferred tax assets and the recognition of foreign tax credits.

The mandatory toll charge on deemed repatriation of undistributed earnings of foreign subsidiaries resulted from a one-time tax under the Tax Act.

The adjustment to deferred tax assets resulted from the remeasurement of deferred tax assets and liabilities, to reflect the reduced federal statutory income tax rate under the Tax Act.

The reduction of foreign deferred tax assets resulted from the remeasurement of deferred tax assets, to reflect a reduced income tax rate in certain international jurisdictions.

The recognition of foreign tax credits resulted from the recognition of prior-year credits that became available to be applied against current year federal income taxes.

The release of a foreign valuation allowance related to a foreign subsidiary. During the three months ended June 30, 2017, we concluded it was more likely than not that the value of the deferred tax assets would be realized.

Net income

Net income of $22.1 million for the three months ended June 30, 2018, increased $6.7 million, as compared to net income of $15.4 million for the three months ended June 30, 2017. The increase was a result of the factors described above, including a $2.6 million increase in operating income, a $2.6 million loss on extinguishment of debt in the prior year and a $0.6 million favorable change in foreign currency (gains) losses, net.

Diluted EPS

Diluted EPS was $0.55 for the three months ended June 30, 2018, an increase of $0.17, compared to $0.38 for the three months ended June 30, 2017, as a result of the increase in net income due to the factors described above.

Adjusted EBITDA

Adjusted EBITDA of $33.0 million for the three months ended June 30, 2018, increased $3.6 million, or 12%, as compared to the three months ended June 30, 2017. Animal Health Adjusted EBITDA increased $5.6 million, or 18%, due to sales growth, favorable product mix and lower SG&A. Mineral Nutrition decreased $0.5 million, or 11%, due to unfavorable product mix and reduced margins. Performance Products increased $0.4 million, or 61%, as higher volumes and higher average selling prices were partially offset by higher product costs. Corporate expenses increased $1.9 million due to increased development costs and higher professional fees.

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Adjusted provision for income taxes

The adjusted effective income tax rate for the three months ended June 30, 2018, was 25.4%, compared to 26.8% for the prior year. The current period rate included the benefit of a reduced statutory federal income tax rate from the recent federal legislation.

Adjusted diluted EPS

Adjusted diluted EPS was $0.46 for the quarter, an increase of $0.07 compared to $0.39 last year. An increase in gross profit, reduced interest expense, net and a lower effective income tax rate were the primary contributors to the improvement.

FULL YEAR RESULTS

Net sales

Net sales of $820.0 million for the year ended June 30, 2018, increased $55.7 million, or 7%, as compared to the year ended June 30, 2017. Each of the segments contributed to the sales growth. Animal Health, Mineral Nutrition and Performance Products grew $34.0 million, $16.6 million and $5.1 million, respectively.

Animal Health

Net sales of $531.7 million for the year ended June 30, 2018, grew $34.0 million, or 7%. Net sales of MFAs and other grew $15.2 million, or 5%. International net sales of MFAs and other increased $29.3 million due to growth across most regions, notably due to additional penetration in the cattle sector, plus favorable seasonal demand for certain products and the incremental benefit of a recent acquisition. Domestic net sales of MFAs and other declined $14.1 million due to $5.9 million lower sales of medically important antimicrobials and lower volumes of certain antibacterial and anticoccidial products. We believe domestic sales of medically important antimicrobials have stabilized at current levels. Net sales of nutritional specialty products grew $11.7 million, or 11%, primarily due to volume growth of our products for the poultry and dairy industries in various international countries and in the United States. Net sales of vaccines grew $7.1 million, or 11%, primarily due to volume growth in international markets; domestic growth was moderate due to reduced disease pressure.

Mineral Nutrition

Net sales of $234.9 million increased $16.6 million, or 8%, for the year ended June 30, 2018. The increased revenue primarily was driven by higher average selling prices, consistent with the underlying raw material commodity price increases.

Performance Products

Net sales of $53.3 million increased $5.1 million, or 11%, for the year ended June 30, 2018, primarily due to increased volumes of copper-based products and ingredients used in personal care products and higher average selling prices of copper-based products.

Gross profit

Gross profit of $266.9 million for the year ended June 30, 2018, increased $18.6 million, or 8%, as compared to the year ended June 30, 2017. Gross profit as a percentage of net sales for the year ended June 30, 2018, was in-line with the prior year at 32.5%. The year ended June 30, 2018, included $1.7 million of acquisition-related cost of goods sold. Excluding the effects of the acquisition-related cost of goods sold, Animal Health gross profit increased $19.7 million due to volume growth in international MFAs and other and nutritional specialty products, partially offset by volume declines in domestic MFAs and other sales and short-term cost increases in the production of certain vaccine products. The declines in domestic MFAs and other sales were primarily driven by medically important antimicrobials. Favorable international demand for certain MFAs and other products and overall lower unit costs from improved manufacturing efficiencies for certain products also contributed to the gross profit increase. Mineral Nutrition gross profit increased $1.1 million due to volume growth, favorable product mix and higher average selling prices, partially offset by higher raw material costs. Performance Products gross profit decreased $0.5 million due to higher raw material costs, partially offset by higher average selling prices of copper-based products.

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Selling, general and administrative expenses

SG&A of $168.0 million for the year ended June 30, 2018, increased $17.6 million, or 12%, as compared to the year ended June 30, 2017. SG&A for the years ended June 30, 2018 and 2017, included acquisition-related transaction costs of $0.4 million and $1.3 million, respectively. SG&A for the year ended June 30, 2017, included a $1.7 million charge for a partial settlement of the pension plan and a $7.5 million gain from an insurance settlement. Excluding these items, SG&A increased $12.7 million or 8%.

Animal Health SG&A increased $8.3 million as compared to the prior year, driven by investments in product and organizational development. A recent acquisition also contributed to the Animal Health increase. Mineral Nutrition SG&A costs were flat compared to the prior year. Performance Products SG&A decreased $0.2 million. Excluding the acquisition-related transaction costs, the pension settlement cost and the insurance settlement gain, Corporate SG&A increased $4.6 million due to increased employee-related costs and higher professional and business development fees, partially offset by reduced pension expense.

Interest expense, net

Interest expense, net of $11.9 million for the year ended June 30, 2018, decreased $3.0 million, or 20%, as compared to the year ended June 30, 2017. Interest expense decreased $3.3 million compared to the prior year, primarily due to lower interest rates from the new Credit Facilities completed in June 2017. Interest income decreased $0.3 million due to less interest income on deposits in foreign jurisdictions.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the year ended June 30, 2018, amounted to net gains of  ($1.1) million, as compared to net gains of  ($0.1) million for the year ended June 30, 2017. The net foreign currency gains during the year ended June 30, 2018, primarily were driven by the movement of the currencies of Turkey, Brazil, Argentina and Mexico relative to the U.S. dollar.

Loss on extinguishment of debt

Our consolidated statements of operations for the year ended June 30, 2017, included a $2.6 million loss on extinguishment of debt for unamortized debt issuance costs and debt discount related to retired debt.

Provision (benefit) for income taxes

The provision for income taxes, effective income tax rate and certain income tax items for the years ended June 30, 2018 and 2017, are reflected in the table below:

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For the Years Ended June 30	2018	2017
	(in thousands, except percentages)

Provision (benefit) for income taxes	$23,187	$15,928

Effective income tax rate	26.3%	19.8%

Certain income tax items

Benefit from exercised employee stock options	$(3,773)	$(3,096)

Mandatory toll charge	403	-

Reduction of domestic deferred tax assets	2,289	-

Reduction of foreign deferred tax assets	1,156	-

Recognition of foreign tax credits	(565)	-

Reclassification from accumulated other comprehensive income	527	-

Release of unrecognized tax benefits	(994)	(500)

Release of foreign valuation allowance	-	(4,118)

Total	$(957)	$(7,714)

Provision (benefit) for income taxes, excluding certain items	$24,144	$23,642

Effective income tax rate, excluding certain items	27.4%	29.3%

The mandatory toll charge on deemed repatriation of undistributed earnings of foreign subsidiaries resulted from a one-time tax under the Tax Act.

The reduction of deferred tax assets resulted from the remeasurement of deferred tax assets and liabilities, to reflect the reduced federal statutory income tax rate under the Tax Act.

The reduction of foreign deferred tax assets resulted from the remeasurement of deferred tax assets, to reflect a reduced income tax rate in certain international jurisdictions.

The recognition of foreign tax credits resulted from the recognition of prior-year credits that became available to be applied against current year federal income taxes.

The reclassification from accumulated other comprehensive income (“AOCI”) reflected the reclassification of income taxes remaining in AOCI, after all related foreign currency derivatives had matured and were completely cleared from AOCI.

The release of a foreign valuation allowance related to a foreign subsidiary. During the year ended June 30, 2017, we concluded it was more likely than not that the value of the deferred tax assets would be realized.

Net income

Net income of $64.9 million for the year ended June 30, 2018, increased $0.3 million, as compared to net income of $64.6 million for the year ended June 30, 2017. The increase was primarily driven by lower interest expense of $3.0 million, higher operating income of $1.0 million and increased foreign currency gains of $0.9 million. Additionally, the prior year included a $2.6 million loss on extinguishment of debt. These increases were almost entirely offset by increased tax expense of $7.3 million. The change in operating income was influenced by infrequent items including: current-year acquisition-related cost of goods sold; prior-year gain from an insurance settlement; prior-year cost of a partial pension settlement; and the net effect of acquisition-related transaction costs, as previously discussed. Excluding the impacts of these items, operating income would have increased $7.6 million or 8%, driven by sales growth and gross profit expansion, partially offset by increased SG&A expenses for product and organizational investments to drive future growth.

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Diluted EPS

Diluted EPS was $1.61 for the year ended June 30, 2018, which was even with the year ended June 30, 2017, as a result of higher operating income and lower interest expense, net being offset by higher income tax expense.

Adjusted EBITDA

Adjusted EBITDA of $129.0 million for the year ended June 30, 2018, increased $8.8 million, or 7%, as compared to the year ended June 30, 2017. Animal Health Adjusted EBITDA increased $11.7 million, or 9%, due to sales growth and increased gross profit, partially offset by increased SG&A. Mineral Nutrition Adjusted EBITDA increased $1.2 million, or 7%, due to volume growth, favorable product mix and higher average selling prices, partially offset by higher raw material costs. Performance Products Adjusted EBITDA declined $0.2 million, due to higher raw material costs, partially offset by higher average selling prices of copper-based products. Corporate expenses increased $3.8 million due to increased employee-related costs and higher professional and business development fees, partially offset by reduced pension expense.

Adjusted provision for income taxes

The adjusted effective income tax rate for the year ended June 30, 2018, was 27.4%, compared with 30.1% for the prior year. The current year rate included the benefit of a reduced statutory federal income tax rate from the recent federal legislation.

Adjusted diluted EPS

Adjusted diluted EPS was $1.74 for the year, an increase of $0.23 compared to $1.51 last year. Sales growth and the resulting gross profit growth, partially offset by increased SG&A, plus the benefit of lower interest expense, net, and a reduced effective income tax rate, were the primary contributors to the increase.

BALANCE SHEET AND CASH FLOWS

•	2.4x leverage ratio at June 30, 2018

–	$314 million total debt

–	$129 million LTM Adjusted EBITDA

•	$79 million cash and short-term investments on hand at June 30, 2018

•	$5 million source of cash before financing for the June 2018 quarter, excluding cash used to purchase short-term investments

•	$35 million source of cash before financing for the June 2018 year, excluding cash used to purchase short-term investments

•	Dividend

–	$0.10 per share, or approximately $4.0 million in total, quarterly dividend paid June 2018

–	$0.10 per share quarterly dividend to be paid September 2018

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FINANCIAL GUIDANCE

Our guidance for fiscal year 2019 is shown in detail on the schedule included with this press release.

We expect consolidated net sales of $850 - $875 million, an increase of up to 7% over fiscal year 2018. We expect Animal Health segment revenues of $550 - $565 million, an increase of up to 6%, representing the majority of the total sales growth. We expect nutritional specialties will grow at double-digit rates. Vaccine revenues are expected to grow at a high single-digit rate; international sales will contribute most of the growth, partially offset by the loss of a domestic distribution arrangement. We expect MFAs and other will increase by low to mid-single-digits, with continued international growth and stabilized domestic conditions. Mineral Nutrition revenues are expected to grow at a high single-digit rate, primarily due to volume and new product growth. Performance Products revenues are expected to increase slightly.

We expect our adjusted EBITDA margin to be approximately 15.0% for the year, a 50-70 basis point decline from fiscal year 2018, due to increased SG&A spending for product development and organization enhancements to support future growth. We expect the adjusted gross profit ratio will improve by 50-60 basis points, due to favorable product mix. We expect increased SG&A spending to approximately offset the benefit of the sales growth and gross profit improvements.

We expect adjusted EBITDA of $129 - $131 million, or growth of 0% - 2%. Adjusted EBITDA will exclude acquisition-related items, stock-based compensation and foreign exchange gains and losses.

We expect the adjusted effective income tax rate will be approximately 26.0% - 27.0% for fiscal year 2019, a decrease compared to the 27.4% adjusted effective income tax rate for fiscal year 2018. Our federal statutory income tax rate will be 21% for fiscal 2019, compared with a blended 28.1% federal statutory rate in fiscal 2018.

We expect adjusted diluted EPS of $1.72 - $1.77 per share, similar to the $1.74 per share for fiscal 2018.

We expect to generate positive cash flows, after satisfying needs for working capital, capital expenditures, dividends and scheduled debt repayments. We expect capital expenditures will be approximately $42 million, compared to $19 million in fiscal 2018. We anticipate capital spending to increase capacity, to in-source production of certain products previously made by third parties, to improve efficiencies and for environmental compliance projects.

DIVIDEND INCREASE

The Company intends to increase its quarterly dividend to $0.12 per share, effective with the dividend expected to be paid in December 2018 and subject to quarterly approval by our board of directors. The new amount is a 20% increase over the current dividend of $0.10 per share.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Tuesday, August 28, 2018
Time:	9:00 AM Eastern
Location:	http://investors.pahc.com/events-presentations
U.S. Toll-Free:	+1 (877) 853-5634
International Toll:	+1 (315) 625-6893
Conference ID:	69678745

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NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2018	2017	Change		2018	2017	Change
	(in millions, except per share amounts and percentages)

Net sales	$211.8	$194.8	$17.0	9%	$820.0	$764.3	$55.7	7%
Cost of goods sold	144.3	131.7	12.6	10%	553.1	516.0	37.1	7%
Gross profit	67.5	63.1	4.4	7%	266.9	248.2	18.6	8%
Selling, general and administrative	41.4	39.6	1.8	5%	168.0	150.3	17.6	12%
Operating income	26.1	23.5	2.6	11%	98.9	97.9	1.0	1%
Interest expense, net	2.7	3.2	(0.5)	(16)%	11.9	14.9	(3.0)	(20)%
Foreign currency (gains) losses, net	(0.1)	0.5	(0.6)	*	(1.1)	(0.1)	(0.9)	*
Loss on extinguishment of debt	-	2.6	(2.6)	*	-	2.6	(2.6)	*
Income before income taxes	23.5	17.2	6.3	37%	88.1	80.5	7.5	9%
Provision (benefit) for income taxes	1.4	1.8	(0.4)	(24)%	23.2	15.9	7.3	46%
Net income	$22.1	$15.4	$6.7	44%	$64.9	$64.6	$0.3	0%

Net income per share
basic	$0.55	$0.39	$0.16		$1.61	$1.63	$(0.02)
diluted	$0.55	$0.38	$0.17		$1.61	$1.61	$-

Weighted average common shares outstanding
basic	40.3	39.8			40.2	39.5
diluted	40.5	40.2			40.4	40.0

Ratio to net sales
Gross profit	31.9%	32.4%			32.5%	32.5%
Selling, general and administrative	19.5%	20.3%			20.5%	19.7%
Operating income	12.3%	12.1%			12.1%	12.8%
Income before income taxes	11.1%	8.8%			10.7%	10.5%
Net income	10.4%	7.9%			7.9%	8.5%
Effective tax rate	6.0%	10.7%			26.3%	19.8%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

12

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2018	2017	Change		2018	2017	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$92.1	$84.2	$7.9	9%	$336.7	$321.4	$15.2	5%
Nutritional specialties	28.2	28.1	0.1	0%	123.0	111.3	11.7	11%
Vaccines	17.4	16.3	1.1	7%	72.1	65.0	7.1	11%
Animal Health	137.7	128.6	9.1	7%	531.7	497.7	34.0	7%
Mineral Nutrition	60.3	52.8	7.5	14%	234.9	218.3	16.6	8%
Performance Products	13.8	13.4	0.4	3%	53.3	48.2	5.1	11%
Total	$211.8	$194.8	$17.0	9%	$820.0	$764.3	$55.7	7%

Adjusted EBITDA
Animal Health	$36.8	$31.2	$5.6	18%	$141.9	$130.3	$11.7	9%
Mineral Nutrition	3.9	4.4	(0.5)	(11)%	18.6	17.4	1.2	7%
Performance Products	1.0	0.6	0.4	61%	1.9	2.1	(0.2)	(9)%
Corporate	(8.7)	(6.8)	(1.9)	*	(33.4)	(29.6)	(3.8)	*
Total	$33.0	$29.4	$3.6	12%	$129.0	$120.1	$8.8	7%

Ratio to segment net sales
Animal Health	26.8%	24.3%			26.7%	26.2%
Mineral Nutrition	6.4%	8.2%			7.9%	8.0%
Performance Products	7.1%	4.5%			3.5%	4.3%
Corporate (1)	(4.1)%	(3.5)%			(4.1)%	(3.9)%
Total (1)	15.6%	15.1%			15.7%	15.7%
(1) reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$22.1	$15.4	$6.7	44%	$64.9	$64.6	$0.3	0%
Interest expense, net	2.7	3.2	(0.5)	(16)%	11.9	14.9	(3.0)	(20)%
Provision (benefit) for income taxes	1.4	1.8	(0.4)	(24)%	23.2	15.9	7.3	46%
Depreciation and amortization	6.9	6.4	0.5	8%	26.9	26.0	0.9	4%
EBITDA	33.1	26.8	6.3	24%	126.9	121.5	5.5	5%
Acquisition-related cost of goods sold	-	-	-	*	1.7	-	1.7	*
Acquisition-related accrued compensation	0.1	0.4	(0.4)	(84)%	1.2	1.7	(0.5)	(31)%
Acquisition-related transaction costs	-	-	-	*	0.4	1.3	(0.9)	(69)%
Acquisition-related other, net (1)	(0.5)	(1.0)	0.5	*	(0.5)	(1.0)	0.5	*
Stock-based compensation	0.3	-	0.3	*	0.3	-	0.3	*
Pension settlement cost	-	-	-	*	-	1.7	(1.7)	*
Gain on insurance settlement	-	-	-	*	-	(7.5)	7.5	*
Foreign currency (gains) losses, net	(0.1)	0.5	(0.6)	*	(1.1)	(0.1)	(0.9)	*
Loss on extinguishment of debt	-	2.6	(2.6)	*	-	2.6	(2.6)	*
Adjusted EBITDA	$33.0	$29.4	$3.6	12%	$129.0	$120.1	$8.8	7%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

13

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Twelve Months
For the Periods Ended June 30	2018	2017	Change		2018	2017	Change
	(in millions, except per share amounts and percentages)

Adjusted cost of goods sold	$142.9	$130.4	$12.5	10%	$546.3	$511.0	$35.3	7%
Adjusted gross profit	68.9	64.4	4.5	7%	273.7	253.3	20.4	8%
Adjusted selling, general and administrative	41.3	39.9	1.4	4%	165.9	153.3	12.6	8%
Adjusted interest expense, net	2.4	3.1	(0.8)	(24)%	10.8	13.5	(2.7)	(20)%
Adjusted income before income taxes	25.2	21.4	3.8	18%	97.0	86.5	10.5	12%
Adjusted provision for income taxes	6.4	5.7	0.7	11%	26.6	26.0	0.6	2%
Adjusted net income	$18.8	$15.6	$3.2	20%	$70.4	$60.5	$9.9	16%

Adjusted net income per share
diluted	$0.46	$0.39	$0.07	18%	$1.74	$1.51	$0.23	15%

Weighted average common shares outstanding
diluted	40.5	40.2			40.4	40.0

Ratio to net sales
Adjusted gross profit	32.5%	33.1%			33.4%	33.1%
Adjusted selling, general and administrative	19.5%	20.5%			20.2%	20.1%
Adjusted income before income taxes	11.9%	11.0%			11.8%	11.3%
Adjusted net income	8.9%	8.0%			8.6%	7.9%
Adjusted effective tax rate	25.4%	26.8%			27.4%	30.1%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$22.1	$15.4	$6.7	44%	$64.9	$64.6	$0.3	0%
Acquisition-related cost of goods sold	-	-	-	*	1.7	-	1.7	*
Acquisition-related intangible amortization(1)	1.4	1.3	0.1	5%	5.2	5.1	0.1	2%
Acquisition-related intangible amortization(2)	0.2	0.3	(0.1)	(35)%	0.7	0.9	(0.2)	(22)%
Acquisition-related accrued compensation(2)	0.1	0.4	(0.4)	(84)%	1.2	1.7	(0.5)	(31)%
Acquisition-related transaction costs(2)	-	-	-	*	0.4	1.3	(0.9)	(69)%
Acquisition-related other, net(2) (5)	(0.5)	(1.0)	0.5	*	(0.5)	(1.0)	0.5	*
Stock-based compensation (2)	0.3	-	0.3	*	0.3	-	0.3	*
Pension settlement cost (2)	-	-	-	*	-	1.7	(1.7)	*
Gain on insurance settlement (2)	-	-	-	*	-	(7.5)	7.5	*
Acquisition-related accrued interest	0.3	0.1	0.2	400%	1.1	1.4	(0.3)	(21)%
Foreign currency (gains) losses, net(3)	(0.1)	0.5	(0.6)	*	(1.1)	(0.1)	(0.9)	*
Loss on extinguishment of debt	-	2.6	(2.6)	*	-	2.6	(2.6)	*
Provision (benefit) for income taxes(4)	(5.0)	(3.9)	(1.1)	*	(3.4)	(10.1)	6.7	*
Adjusted net income	$18.8	$15.6	$3.2	20%	$70.4	$60.5	$9.9	16%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in cost of goods sold

(2)Included in selling, general and administrative

(3)Primarily related to intercompany balances

(4)Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

14

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2018	2017	Change	2018	2017	Change
	(in millions)

EBITDA	$33.1	$26.8	$6.3	$126.9	$121.5	$5.5
Adjustments
Acquisition-related cost of goods sold	-	-	-	1.7	-	1.7
Acquisition-related accrued compensation	0.1	0.4	(0.4)	1.2	1.7	(0.5)
Acquisition-related transaction costs	-	-	-	0.4	1.3	(0.9)
Acquisition-related other, net	(0.5)	(1.0)	0.5	(0.5)	(1.0)	0.5
Stock-based compensation	0.3	-	0.3	0.3	-	0.3
Pension settlement cost	-	-	-	-	1.7	(1.7)
Gain on insurance settlement	-	-	-	-	(7.5)	7.5
Foreign currency (gains) losses, net	(0.1)	0.5	(0.6)	(1.1)	(0.1)	(0.9)
Loss on extinguishment of debt	-	2.6	(2.6)	-	2.6	(2.6)
Interest paid	(2.8)	(3.9)	1.1	(11.2)	(14.6)	3.4
Income taxes paid	(3.6)	(4.4)	0.9	(15.2)	(14.8)	(0.4)
Changes in operating assets and liabilities and other items	(16.4)	(7.5)	(9.0)	(32.2)	1.4	(33.6)
Cash provided by insurance settlement	-	-	-	-	7.5	(7.5)
Cash used for acquisition-related transaction costs	-	-	-	(0.4)	(1.3)	0.9
Net cash provided (used) by operating activities	$10.1	$13.6	$(3.5)	$70.0	$98.4	$(28.4)

Purchases of short-term investments	$(5.0)	$-	$(5.0)	$(50.0)	$-	$(50.0)
Capital expenditures	(5.5)	(5.5)	(0.0)	(18.5)	(20.9)	2.3
Business acquisitions	-	-	-	(15.0)	-	(15.0)
Other investing, net	0.5	0.7	(0.2)	(1.1)	(1.1)	(0.0)
Net cash provided (used) by investing activities	$(10.0)	$(4.8)	$(5.2)	$(84.6)	$(21.9)	$(62.7)

Net cash flow before financing activities	$0.1	$8.8	$(8.7)	$(14.6)	$76.4	$(91.0)

15

Phibro Animal Health Corporation

Guidance for fiscal year 2019

	GAAP
For the year ending June 30	2019			2018	Change from 2018
	(in millions, except per share amounts and percentages)

Net sales - Animal Health segment	$550	-	$565	$532	$18	-	$33	3%	-	6%
Net sales	850	-	875	820	30	-	55	4%	-	7%

Gross profit	283	-	292	267	16	-	25	6%	-	9%
Selling, general and administrative	185	-	192	168	17	-	24	10%	-	14%
Operating income	98	-	100	99	(1)	-	1	(1)%	-	1%
Interest expense, net	11	-	12	12	(1)	-	(0)	(7)%	-	(3)%
Foreign currency (gains) losses, net	-	-	-	(1)	1	-	1	*	-	*
Income before income taxes	87	-	89	88	(1)	-	1	(1)%	-	1%
Provision for income taxes	24	-	23	23	0	-	(0)	2%	-	(0)%
Net income	$64	-	$66	$65	$(1)	-	$1	(2)%	-	1%

Net income per share - diluted	$1.57	-	$1.62	$1.61	$(0.04)	-	$0.01	(2)%	-	1%

Weighted average common shares outstanding - diluted	40.6	-	40.6	40.4

GAAP effective income tax rate	27.0%	-	26.0%	26.3%

	Adjusted
For the year ending June 30	2019			2018	Change from 2018
	(in millions, except per share amounts and percentages)

Adjusted gross profit	288	-	297	274	$15	-	$24	5%	-	9%
Adjusted selling, general and administrative	182	-	189	166	$16	-	$23	10%	-	14%

Adjusted EBITDA	$129	-	$131	$129	$0	-	$2	0%	-	2%
Depreciation expense	22	-	22	21	1	-	1	6%	-	6%
Adjusted interest expense, net	11	-	12	11	0	-	1	2%	-	7%
Adjusted income before income taxes	95	-	97	97	(2)	-	(0)	(2)%	-	(0)%
Adjusted provision for income taxes	26	-	25	27	(1)	-	(1)	(3)%	-	(5)%
Adjusted net income	$70	-	$72	$70	$(1)	-	$1	(1)%	-	2%

Adjusted net income per share - diluted	$1.72	-	$1.77	$1.74	$(0.02)	-	$0.03	(1)%	-	2%

Ratio to net sales
Adjusted gross profit	33.9%	-	34.0%	33.4%
Adjusted selling, general and administrative	21.4%		21.6%	20.2%

Adjusted EBITDA	15.2%	-	15.0%	15.7%
Adjusted effective income tax rate	27.0%	-	26.0%	27.4%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

16

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
or
investor.relations@pahc.com

17